Assignment

A. Assignment. For valuable consideration set forth below, of which receipt is hereby acknowledged, Allkey Ltd., a United Kingdom registered entity (“Allkey Ltd.”), having a mailing address at 57-61 Market Place, Cannock – Staffordshire WS11-1BP, England (U.K.), owner of the entire right, title and interest in the patents set forth on Schedule I attached hereto (collectively the “Patents”), hereby sells and assigns to Trim Holding Group, a Nevada (U.S.A.) corporation (“Trim Holding Group”) having a mailing address at 300 Center Avenue, Suite 202, Bay City, Michigan 48706 (U.S.A.), the full and exclusive right, title and interest in:

(i) the invention and improvements that are disclosed in the Patents;

(ii) any continuation, divisional, continuation-in-part, re-issue application or patent, re-examination application or patent, and the like, of the Patents and the inventions and improvements disclosed in the Patents;

(iii) the right of priority in, and any patent or application claiming priority from, any of the Patents or items listed under subsection (ii);

(iv) any foreign (non-U.S.) counterpart patent or patent application that claims priority to or from any of the Patents or items listed under subsections (ii) to (iii) as well as related patent rights arising from subsections (ii) to (iv); and

(v) the right to sue in Assignor’s own name for past infringement of, and any and all causes of action for past infringement of any of, the Patents, or any patent or application issuing therefrom to be held and enjoyed by Trim Holding Group, its successors, and assigns, as fully and entirely as the same would have been held and enjoyed by Allkey Ltd. had this assignment and sale not been made. The other rights set forth in subsections (i) to (v) as they relate generally to the invention(s) and improvement(s) covered by the Patents, regardless of the country where such rights arise, are referred to herein as the “Patent Rights.”

B. Optioned Countries. As further consideration for the Purchase Price paid hereunder, Allkey Ltd grants to Trim Holding Group the exclusive, perpetual option to purchase all Patent Rights held by Allkey Ltd. or its successors or assigns in each of the countries listed on Schedule II attached hereto (the “Optioned Countries”). Trim Holding Group may exercise any or all of such options to purchase by delivering the amount set forth next to the Optioned Country on Schedule II to Allkey Ltd. together with written notice of its intent to exercise such option.

C. Consideration. In consideration of the assignments, options and other rights granted herein, Trim Holding Group shall pay to Allkey Ltd. the sum of USD $26,250,000 (the “Purchase Price”), payable as follows:

(i) Trim Holding Group shall deliver 3,750,000 Series 2, Class P-2 preferred shares (each USD $ 7.00 par value) (the “Shares”);

(ii) Trim Holding Group Inc. shall have the right to repurchase some or all of the Shares on or prior to June 30, 2010; if Trim Holding Group does not repurchase all of the shares by such date, then Allkey Ltd. may sell any unrepurchased shares pursuant to any lawful transaction, public or private (a “Third Party Sale”). If the proceeds of such sale is less than the Purchase Price, then Trim Holding Group shall pay the difference between such sales price and the Purchase Price; and

(iii) Prior to any Third Party Sale, Allkey Ltd. shall notify Trim Holding Group of the terms of such proposed Third Party Sale. Upon receipt of such notice, Trim Holding Group shall have 30 days to purchase all, but not less than all, of the Shares subject to such Third Party Sale on the same terms as such Third Party Sale. If Trim Holding Group Inc. fails to purchase such Shares, then Allkey Ltd. may complete the Third Party Sale.

D. Notices. All notices hereunder shall be in writing and deemed made when delivered to the addresses set forth above.

In testimony whereof, Allkey Ltd. has caused this assignment to be signed by its duly authorized officer and its seal to be attached this 30th day of December, 2009.

Allkey Ltd.

_/s/ Luciano Marinelli

Name: Luciano Marinelli

Title: President/Director

Acceptance

Trim Holding Group

/s/ Louis Bertoli_____

Name: Louis Bertoli

Title: President/C.E.O.

/s/ Nitin Amersey

Name: Nitin Amersey

Title: C.F.O./Director

Schedule I

Assigned Patent Applications

United States Patent No.: 6,685,660 B1

Date of Patent: February 3, 2004

Title: Massage Vibrator for the Relief of Aches and Pain.

Inventors: Lucia Taverna, Luciano Marinelli, Henry Bertoli, Louis Bertoli

Canadian Patent No.: 2.345.653

Date of Issue: November 18, 2008

Title: Massage Vibrator for the Relief of Aches and Pain

Inventors: Lucia Taverna, Luciano Marinelli, Henry Bertoli, Louis Bertoli

Mexican Patent No.: 232187

Date of Issue: November 15, 2005

Title: Massage Vibrator for the Relief of Aches and Pain

Inventors: Lucia Taverna, Luciano Marinelli, Henry Bertoli, Louis Bertoli

Schedule II

No.	Country	Patent Cost USD$
1	ALBANIA	20,000
2	AUSTRALIA	1,445,000
3	AUSTRIA	625,000
4	BELGIUM	755,000
5	BRAZIL	2,380,000
6	BULGARIA	70,000
7	CINA	6,175,000
8	CROATIA	105,000
9	CYPRUS	40,000
10	CZECH	330,000
11	DENMARK	515,000
12	FINLAND	415,000
13	FRANCE	4,475,000
14	GERMANY	5,485,000
15	GREAT BRITAIN	3,390,000
16	GREECE	540,000
17	HUNGARY	235,000
18	INDIA	1,820,000
19	INDONESIA	770,000
20	IRELAND	405,000
21	ISRAEL	335,000
22	JAPAN	7,330,000
23	LATVIA	35,000
24	LIECHTENSTEIN	10,000
25	LITHUANIA	75,000
26	LUXEMBOURG	85,000
27	MACEDONIA	15,000
28	MONACO	5,000
29	MOROCCO	135,000
30	NETHERLANDS	1,300,000
31	NEW ZEALAND	195,000
32	NORWAY	685,000
33	POLAND	790,000
34	PORTUGAL	370,000
35	ROMANIA	300,000
36	RUSSIA	2,500,000
37	SINGAPORE	290,000
38	SLOVAKIA	720,000
39	SLOVENIA	85,000
40	SOUTH KOREA	1,385,000
41	SOUTH AFRICA	420,000
42	SPAIN	2,450,000
43	SWEDEN	730,000
44	SWITZERLAND	790,000
45	TURKEY	1,170,000
46	UKRAINE	270,000